UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 27, 2011

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.
Item 8.01.  Other Information.

Reference is hereby made to Computer Sciences Corporation’s (“CSC” or the “Company”) Form 10-K for the fiscal year ended April 1, 2011 and its Form 10-Qs for the quarters ended June 30 and September 30, 2011 for previously disclosed information concerning the Company’s contract with the U.K. National Health Service (“NHS”) under which CSC is developing and deploying an integrated electronic patient records system as part of the U.K. government’s NHS IT program.  The disclosures set forth in this Form 8-K supplement and update the Company’s prior disclosures concerning such matters as set forth in such prior filings.

CSC previously disclosed that in May 2011 it had substantially completed negotiation of the terms of a memorandum of understanding (“MOU”) with NHS which set forth the key terms of a reduction in the scope and related contract value of the parties’ agreement relating to the NHS IT program.  Also, as previously disclosed, between May 2011 and the end of September 2011, U.K. government reviews of the NHS IT program occurred, including but not limited to CSC’s agreement with NHS, and U.K. government officials confirmed that they would continue to work with existing suppliers, such as CSC, to determine the best way to deliver services in a way that allows the local NHS trusts to exercise choice while delivering the best value for the expense.  CSC has reiterated to the U.K. government its view that these factors were key principles on which the parties conceived and negotiated the MOU.

As previously disclosed, since mid-November 2011, the parties have been engaged in further discussions relating to the MOU, which have included discussions regarding a proposed contract amendment with different scope modifications and contract value reductions than those contemplated by the MOU.  However, CSC recently was informed that neither the MOU nor the contract amendment then under discussion would be approved by the government.  Notwithstanding the failure to reach agreement, CSC anticipates that the parties will continue discussions in January 2012 regarding proposals advanced by both parties reflecting scope modifications and contract value reductions that differ materially from those contemplated by the MOU.

As a result of the circumstances described above, CSC has concluded, as of the date of this filing, that it will be required to recognize a material impairment of its net investment in the contract in the third quarter of fiscal year 2012.  Until CSC and NHS conclude their on-going discussions concerning a possible contract amendment, including any scope modifications and contract value reductions that might be part of any such amendment, the Company is unable to estimate the amount of such impairment.  However, depending on the terms of such an amendment or if no amendment is concluded, such impairment could be equal to the Company’s net investment in the contract, which, as of November 30, 2011, was approximately £943 million ($1.5 billion).  Additional costs could be incurred by CSC depending on the nature of such an amendment, or if no amendment is concluded.  The Company is unable to estimate the amount of such additional costs; however, such costs could be material.  At such time as the Company is able to determine the amount of the impairment and any additional costs, it will publicly announce the same.

There can be no assurance that CSC and NHS will enter into a contract amendment or, if a contract amendment is negotiated and entered into, that the contract amendment as finally negotiated will be on terms favorable to CSC.  The failure of the parties to enter into a contract amendment, a significant delay in entering into a contract amendment or the execution of a contract amendment on terms unfavorable to CSC would result in a material impairment of CSC’s net investment in the contract (up to the amount of impairment noted above) and could have a material adverse effect on CSC’s consolidated financial position, results of operations and cash flows.

As a result of the foregoing, CSC is withdrawing its previously disclosed fiscal year 2012 financial guidance.  CSC will provide updated fiscal year 2012 financial guidance in connection with the announcement of fiscal third quarter earnings results in February 2012.

On December 27, 2011, the Company issued a press release concerning the status of the NHS contract, which is filed herewith as Exhibit 99.1.

All statements in this current report on Form 8-K and in the document attached hereto that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control.  These factors could cause actual results to differ materially from such forward-looking statements.  For a written description of these factors, in addition to those contained herein, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 1, 2011 and any updating information in subsequent SEC filings.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

The following Exhibit is filed herewith:

Exhibit                                                              Description

99.1	Press Release dated December 27, 2011

                        SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                          COMPUTER SCIENCES CORPORATION

Dated:  December 27, 2011                                                                                                   By: /s/ M. Louise Turilli
                                 M. Louise Turilli
                                Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit                                                              Description

99.1	Press Release dated December 27, 2011